Exhibit # 10.1
                      Memorandum of Understanding
          Between Modern Technology Corp. and Centrovet Ltda

Centrovet Ltda ("Centrovet") agrees to appoint Modern Technology Corp ("MTC") as a representative of Centrovet in the U.S. and worldwide. MTC agrees to assist Centrovet in obtaining new customers for Centrovet worldwide, working on a non-exclusive basis.

Upon Centrovet's acceptance of a customer introduced by MTC and Centrovet's receipt of payment from the customer, Centrovet agrees to pay MTC the greater of 2% of the gross proceeds received or 50% of the net proceeds received after deduction of all costs and expenses incurred by Centrovet after shipment of the goods. The costs and expenses will be agreed in advance by both parties, in writing.

Where MTC introduces Centrovet to a pharmaceutical manufacturer who agrees to allow Centrovet to produce and sell some of the pharmaceutical company's products in Centrovet's facilities or facilities chosen by Centrovet. Centrovet agrees to pay MTC the same commission formula as listed in the earlier paragraph.

Where Centrovet agrees to allow another pharmaceutical company to produce Centrovet's products in the other pharmaceutical company's facilities, Centrovet agrees to pay MTC 2% of the proceeds received by Centrovet from the pharmaceutical manufacturer producing Centrovet's products.

Centrovet also agrees to compensate MTC for its introduction of pharmaceutical companies which will result in the production of Centrovet's products in such pharmaceutical company's facilities.
Centrovet will also compensate MTC for any introduction of pharmaceutical companies worldwide which will result in Centrovet manufacturing in its facility pharmaceutical products from pharmaceutical companies based worldwide.

Centrovet also agrees to consider MTC for licensing of new medical or pharmaceutical products developed by Centrovet or affiliated companies or products to be developed by Centrovet and affiliates in areas outside of Centrovet's veterinary pharmaceutical business. Centrovet will also show MTC new medical or pharmaceutical related products it is developing for MTC's assistance in commercializing such products, including market introduction, registration in specific countries or funding for marketing, research and development or production activities related to such new non veterinary pharmaceutical products.

Where MTC introduces Centrovet to a company Centrovet later acquires, Centrovet agrees to pay MTC a 5% introduction fee, either in cash or equity, equal to the purchase price of the company acquired.

Where MTC introduces Centrovet to another company which agrees to establish a joint venture for research and development activities related to Centrovet's technologies or to market Centrovet's products, Centrovet agrees to pay MTC an introduction fee of 5% of the ownership interest in such joint venture created through MTC's introduction.

Centrovet agrees to provide MTC with listings of Chilean manufactured pharmaceuticals (veterinary and human) to be offered for sale to potentially new customers and either manufactured by Centrovet or Chilean pharmaceutical companies represented by Centrovet. Centrovet agrees to use its best efforts to obtain for MTC price quotes and technical production information for such veterinary and human pharmaceutical products. Any new customers obtained for Centrovet from MTC's efforts will result in Centrovet agreeing to pay MTC the greater of 2% of the gross proceeds received from the sale of any products by Centrovet or 50% of the net proceeds received after deduction of all costs and expenses incurred by Centrovet after shipment of goods.

Centrovet agrees to offer its technical expertise and knowledge in the area of due diligence in considering any new medical ventures or products being considered by MTC for possible commercialization, licensing and funding.

This memorandum of understanding between Centrovet and MTC shall remain in force for 2 years and can be assigned by either party to an affiliated company. This agreement can be for an additional two years, if both parties agree in writing.

S/ALBERTO FARCAS                  S/ARTHUR SEIDENFELD
----------------                  -------------------
  President                         President
  Centrovet Ltda                    Modern Technology Corp.

Dated: April 1, 2003